Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
Director, Business Development & Finance	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
415.506.6777	415.506.6701

BioMarin Announces Reduction of Orapred Sales Force

New Top Line 2005 Product Revenue Guidance Issued

Conference Call Scheduled for 5:00 PM EDT (23:00 CEST) Today

Novato, CA, July 5, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced today that it has eliminated a total of 58 positions, of which 52 were held by personnel responsible for the sale of Orapred® (prednisolone sodium phosphate oral solution). As a result, the company expects to reduce operating expenses by approximately $3 million in 2005 and by approximately $9 million on an annualized basis. Additionally, the company has issued revised 2005 product revenue guidance for Orapred and Aldurazyme® (laronidase), and has issued initial net sales guidance for Naglazyme™ (galsulfase) for 2005.

“In the last several weeks generic competition to Orapred has intensified and the Orapred market share has continued to erode,” stated Jean-Jacques Bienaimé, Chief Executive Officer and Director of BioMarin. “While we are disappointed that we must make these cuts, doing so will allow us to focus our resources on the development and commercialization of our core genetic and metabolic disease products.” Mr. Bienaimé continued, “We will evaluate a variety of strategies to continue to maximize the value of the Orapred business, including the continued development of the oral disintegrating tablet formulation of Orapred and ex-U.S. outlicensing opportunities for all Orapred formulations.”

BioMarin will continue to market Orapred to managed care organizations and through non-personal promotion activities. Additionally, BioMarin will continue to market Naglazyme for mucopolysaccharidosis VI (MPS VI) in the United States and to conduct a disease awareness campaign with an 11 person sales team and four medical science liaisons.

2005 Product Revenue Guidance

BioMarin has revised its 2005 product revenue guidance for the fiscal year ending December 31, 2005:

•	Sales guidance for Aldurazyme for mucopolysaccharidosis I (MPS I) has been revised from a range of $60 million to $66 million to a range of $70 million to $75 million.

•	Initial sales guidance for Naglazyme for MPS VI, an enzyme replacement therapy approved by the U.S. Food and Drug Administration on May 31, 2005, is in the range of $4 million to $6 million.

•	Sales guidance for all Orapred products has been revised from a range of $15 million to $20 million to a range of $8 million to $10 million.

Conference Call and Webcast

BioMarin will host a conference call and webcast to discuss this announcement today, July 5, 2005 at 5:00 PM Eastern Daylight Time (23:00 Central European Summer Time). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com. A replay of the conference call and webcast will be available for at least 48 hours following the call.

Date: July 5, 2005

Time: 5:00 PM EDT (23:00 CEST)

U.S. & Canada Toll-free Dial in #: 800.659.2056

International Dial in #: 617.614.2714

Participant Code: 14892549

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 82729717

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of three approved products and multiple product and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), and Orapred® (prednisolone sodium phosphate oral solution) for severe asthma. Investigational product candidates include Phenoptin™ (sapropterin hydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com.

Information on BioMarin’s website, www.BMRN.com, is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s products Naglazyme and Orapred (including its branded and authorized generic products) and BioMarin/Genzyme LLC’s product Aldurazyme; the expected savings from the reduction in force; the timing of BioMarin’s clinical trials of Phenoptin; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Orapred, and Phenoptin; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in commercializing Naglazyme and Orapred, including the impact of generic versions of Orapred; our joint venture partner’s success in continuing the commercialization of Aldurazyme; the effect of the limitation on our sales efforts due to the reduction in force; results and timing of current and planned preclinical studies and clinical trials, including the Phase 3 clinical trial of Phenoptin; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred; actual sales of Aldurazyme, Naglazyme and Orapred; product returns of Orapred; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2004 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

# # #